EXHIBIT 99.77Q2


Section 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         THE BLACKROCK BROAD INVESTMENT GRADE 2009 TERM TRUST INC. (BCT)
                           BCT SUBSIDIARY INC. (BCTS)
                      THE BLACKROCK INCOME TRUST INC. (BKT)
                  THE BLACKROCK INCOME OPPORTUNITY TRUST (BNA)
                      THE BLACKROCK HIGH YIELD TRUST (BHY)
                         BLACKROCK CORE BOND TRUST (BHK)
                      BLACKROCK STRATEGIC BOND TRUST (BHD)
           THE BLACKROCK INVESTMENT QUALITY MUNICIPAL TRUST INC. (BKN)
     THE BLACKROCK CALIFORNIA INVESTMENT QUALITY MUNICIPAL TRUST INC. (RAA)
         THE BLACKROCK FLORIDA INVESTMENT QUALITY MUNICIPAL TRUST (RFA)
     THE BLACKROCK NEW JERSEY INVESTMENT QUALITY MUNICIPAL TRUST INC. (RNJ)
      THE BLACKROCK NEW YORK INVESTMENT QUALITY MUNICIPAL TRUST INC. (RNY)
                 BLACKROCK FLORIDA MUNICIPAL INCOME TRUST (BBF)
                     BLACKROCK MUNICIPAL INCOME TRUST (BFK)
                BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST (BFZ)
                BLACKROCK NEW JERSEY MUNICIPAL INCOME TRUST (BNJ)
                 BLACKROCK NEW YORK MUNICIPAL INCOME TRUST (BNY)

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") and
Section 30(h) of the Investment Company Act of 1940 (the "1940 Act") require a Trust's officers and Directors/Trustees, officers and directors of the Trust's investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than ten percent of the Trust's Shares to file certain reports of ownership ("Section 16 filings") with the Securities and Exchange Commission and the New York Stock Exchange or the American Stock Exchange (as applicable) and each of the Trusts. As a convenience to the Directors/Trustees, [BlackRock (the investment adviser to the Trusts) assists the Directors/Trustees and officers in making their Section 16 filings. Based upon each Trust's review of the copies of such forms effecting the Section 16 filings received by it, each Trust believes that for its fiscal year ended in 2002, all filings applicable to such persons were completed and filed, except for those instances discussed below. During fiscal year 2002, it came to the attention of the Trusts that, due to an administrative oversight, Form 5s had not been filed on behalf of Messrs. Cavanagh, Mondale, LaForce, and Brimmer with respect to certain share equivalents credited to them in one or more of BCT, BKT, BNA, BHY, BHK and/or BHD pursuant to deemed quarterly investments under the Trust's deferred compensation plan in fiscal years 2001 and 2002. For such quarterly deferred compensation transactions in 2000 and 2001, Form 5s in respect of 2000 and 2001 were filed in September of 2002. In addition, due to administrative oversight, one late report was filed on behalf of each of Messrs. Cavanagh (BHK), La Force
(BHD) and Kapito (BNJ) with respect to one transaction each. In addition,
Section 30(h) of the 1940 Act requires that an investment company's investment adviser and certain of the investment adviser's affiliates file Form 3s with respect to the Trusts. For each of BCT, BKT, BNA, BHY, BHK, BHD, BKN, BBF, BFK, BFZ, BNJ, and BNY, the Trust's investment adviser and/or certain affiliates of the investment adviser either acting as sub-advisor to a Trust or owning Trust shares filed late Form 3s in October of 2002.